Exhibit 10.3
Settlement Term Sheet
The Ohio Public Employees Retirement System, the State Teachers Retirement System of Ohio, and the Ohio Police and Fire Pension Fund (collectively, “Lead Plaintiffs”), on behalf of all others similarly situated, and American International Group, Inc. (“AIG”), have agreed in principle on the settlement of all claims that Lead Plaintiffs have asserted against AIG in In re AIG Securities Litigation, Master File No. 04 Civ. 8141 (S.D.N.Y.). The principle terms of the settlement are as follows:
Confidentiality:
The parties will use their best efforts to maintain the confidentiality of the existence and terms of this agreement until the settlement papers have been submitted to the Court. This provision will not prevent the parties from communicating the terms of the settlement to their advisors and complying with their disclosure obligations. The parties will exchange their proposed public statements relating to the initial announcement of the settlement for review and comment 24 hours before such announcement is made. The parties are not obligated to accept proposed comments made by the other party.
Settlement Class Definition:
The settlement class definition will be the class definition as pled in the Consolidated Third Amended Class Action Complaint (the “Complaint”), and AIG will seek to join the motion filed by PricewaterhouseCoopers seeking that class definition. In the event the Court does not accept this definition, then it will be the class definition as modified by the Court’s February 22, 2010 Opinion regarding class certification. AIG, however, will agree to use the Class Definition in the Court’s February 22, 2010 Opinion if PricewaterhouseCoopers agrees to use that definition and no other party urges upon the Court to accept a broader class definition for a period ending five days after the hearing on preliminary approval.
Settlement Amount:
$725 million.
Funding Terms:
(1) AIG will transfer $175 million into an escrow account (the “Escrow Account”) within 10 days of the District Court entering an order granting preliminary approval of the settlement.
(2) AIG’s obligation to fund the remainder of the Settlement Amount is conditioned on its having consummated an offering of its common stock (a “Qualified Offering”), or a series of such offerings, in which it raises net proceeds of at least $550 million at any time before the District Court enters its final order approving the settlement (the “Order”). AIG will use its best efforts, consistent with the fiduciary duties of its management and board of Directors, to consummate a Qualified Offering, but the decision as to whether market conditions or pending or contemplated corporate transactions make it commercially reasonable to proceed with such an offering will be within AIG’s unilateral discretion. In the event that AIG effects a registered secondary offering of common stock on behalf of the U.S. Treasury resulting in the U.S. Treasury receiving proceeds of at least equal to $550 million, then market access will be deemed to have been demonstrated and AIG shall be deemed to have consummated a Qualified Offering. In addition, AIG, at any time prior to entry of the Order, in its sole discretion, may otherwise raise sufficient funds to pay the Settlement Amount in cash and deposit such funds into the Escrow Account.
(3) If AIG does not fully fund the Escrow Account with $725 million by the time the District Court enters its Order, Lead Plaintiffs may, within 10 days of entry of the Order
(a) terminate the settlement and return the parties to the positions they had in the litigation as of July 1, 2010, or
(b) elect to take unrestricted, transferable AIG common stock valued at $550 million, and AIG will be obligated, within 10 days of plaintiffs’ election, to fund the Escrow Account with stock, which will be valued at the volume weighted average closing price for the 10 trading days preceding entry of the Order (the “Settlement Stock”), provided AIG is able to obtain all necessary approvals, or
(c) elect to extend the period for AIG to make a Qualified Offering or otherwise fund the escrow agreement for up to one year after entry of the Order, provided that, at any time during the year, Lead Plaintiffs may
(i) elect, on 2 business days’ notice, to take the Settlement Stock (which will not be repriced, except as described below) in full satisfaction of AIG’s settlement obligations, however, if Lead Plaintiffs’ sale of Settlement Stock results in net proceeds that exceed $550 million, then any proceeds in excess of $550 million will be returned to AIG, or
(ii) elect, on 21 days’ notice, to terminate the settlement, but if AIG has taken steps to consummate a Qualified Offering before the expiration of the 21 day period, Lead Plaintiffs may not demand stock or terminate the settlement unless the offering is terminated.
(4) If the settlement is not consummated for any reason, then the cash and stock in the escrow account, less reasonable administrative expenses (not to include the parties’ attorneys’ fees), will be returned to AIG.
The parties will use their best efforts to make sure that the Settlement Stock receive the exemption from registration available under Section 3(a)(10) of the Securities Act. In the event the exemption under Section 3(a)(10) is not available, AIG will use its best efforts to deliver fully transferable, unrestricted stock for the Settlement Stock.
In the event the Company issues one or more Forms 8K during the pricing period or during the two week period preceding the pricing period, Lead Plaintiffs may elect, within 10 days of the issuance of such an 8K, to have the pricing period deferred until two weeks after any such 8K is filed.

In the event the Company issues one or more Forms 8K within 12 weeks of Lead Plaintiffs receiving Settlement Stock, Lead Plaintiffs may elect, within 10 days of the issuance of such an 8K, to have any unsold stock repriced before sale, with the 10-day pricing period starting two weeks after any such 8K is filed.
In the event that, after the Order is entered, but before any stock or cash is distributed to the Class, Lead Plaintiffs have received the Settlement Stock, but, for any reason, the settlement does not become effective, then Lead Plaintiffs will return to AIG any unsold Settlement Stock and the net amount Lead Plaintiffs actually received in the sale of any Settlement Stock (i.e., the sale price less any transaction costs), with no further obligation to AIG.
Timing:
Both parties will use their best efforts to expedite approval of the settlement. AIG and Lead Plaintiffs will use their best efforts to obtain all necessary approvals to enter into the settlement by July 16, 2010, and the parties will use their best efforts to submit settlement papers to the Court by August 13, 2010.
Subsequent to July 16, 2010, and after AIG and Lead Plaintiffs receive all necessary approvals to proceed with the settlement, the parties will seek a stay of all deadlines in the litigation, both in the District Court and in the Second Circuit.
Blow provision:
The blow provision is 2.5% of the number of AIG shares of common stock outstanding at the end of the Class Period (2,594,907,032), less the shares held by Starr International Company, Inc. (310,905,397), the Starr Foundation (50,529,531), C.V. Starr & Co., Inc. (47,337,246) and Maurice R. Greenberg (46,467,855), i.e., 2,139,667,003 shares. Accordingly, the 2.5% limit will be 53,491,675 shares. Shareholders seeking to opt out will be required to identify the number of shares they purchased and the number of shares they sold during the Class Period and the dates on which they made such purchases and shares. Lead Plaintiffs’ counsel and AIG’s counsel shall jointly request that the deadline for submitting exclusions from the Action be set 21 days prior to the Fairness Hearing. Within 2 days of receiving any such exclusions, the claims administrator will determine the number of shares held by any opt outs over disclosure dates and will report that number and the supporting documentation to counsel for Lead Plaintiff and AIG. That number, in the aggregate, will be counted towards the blow provision.
With respect to exclusions from the settlement Class by investors, who but for their exclusion requests would be Class Members (i.e., opt outs), AIG shall have 7 days from receiving the claims administrator’s report and documentation to give written notice to Lead Plaintiffs’ counsel that AIG elects to exercise its option to terminate the settlement. If AIG elects to terminate the settlement, Lead Plaintiffs’ counsel may, within 11 calendar days of receipt of such notice of termination (or such longer period as shall be agreed upon in writing between lead Plaintiff’s counsel and counsel for AIG), review the validity of any request for exclusion and may attempt to cause retraction of any request for exclusion. If within that 11-day period (or longer period agreed upon in writing) Lead Plaintiffs’ counsel succeeds in causing the filing of binding retractions of a sufficient number of requests for exclusion such that the termination threshold would not be triggered as specified above, then any termination of the Agreement by AIG based upon this blow provision shall automatically be deemed to be a nullity.
Payment by Opt-Out Plaintiffs for Use of Class Discovery:
Plaintiffs may seek an order from the Court requiring opt-out plaintiffs to pay into the settlement fund a fee for class discovery materials (i.e., for the benefit of the Class) in the same percentage of Lead Plaintiffs’ lodestar and expenses related to discovery as the percentage of the shares held by that opt-out plaintiff during the Class Period. Defendants will not be required to join in any such application.
Releases:
Lead Plaintiffs and the Class will dismiss, with prejudice, all claims against AIG, and will agree not to sue and to give general releases to AIG and everyone AIG may have an obligation to indemnify.
Lead Plaintiffs and the Class will also dismiss, with prejudice, and release all claims against Eli Broad, John A. Graf, Frank J. Hoenemeyer, Martin J. Sullivan, Thomas R. Tizzio, Wachovia Securities, Inc. and Merrill Lynch & Co.
Bar Order:
The bar order shall bar all future claims for contribution or indemnity (and related claims where the injury to non-settling defendants is their liability or risk of liability to the plaintiffs) arising out of the action, and shall apply to the full extent of the PSLRA.
Disputes:
All disputes regarding the interpretation of and compliance with this agreement will be resolved by Hon. Layn Phillips, as sole arbitrator. Issues regarding approval of the settlement will be resolved by the District Court.
Approvals:
This term sheet is conditioned upon AIG and Lead Plaintiffs receiving all necessary approvals. AIG and Lead Plaintiffs will use its their best efforts to obtain all such approvals.
The issuance of any Settlement Stock will be subject to all necessary approvals.
Attorneys’ Fees for Lead Plaintiffs’ Counsel:
After entry of an Order approving the settlement and Lead Counsel’s fee request, and before the resolution of appeals, if any, counsel for Lead Plaintiffs may withdraw an amount equal to the award of attorneys’ fees and reimbursed expenses from the Escrow Account, provided that any such withdrawal shall be repaid by Counsel for Lead Plaintiffs, along with interest at the Escrow Account rate of interest, if the settlement is not consummated for any reason or if the award of attorneys’ fees and reimbursed expenses is otherwise reversed or modified.

Execution:
This Term Sheet may be executed in counterparts, including by signature transmitted by facsimile or email. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.

DATED: July 1, 2010

This Term Sheet is hereby agreed to by:

/s/ Thomas A. Dubbs	/s/ Daniel J. Kramer
Thomas A. Dubbs	Daniel J. Kramer
Labaton Sucharow LLP	Paul, Weiss, Rifkind, Wharton & Garrison LLP
140 Broadway	1285 Avenue of the Americas
New York, NY 10005	New York, New York 10019
On behalf of Lead Plaintiffs and the Class	On behalf of American International Group, Inc.